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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

Digital Insight Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Last update: 02/22/2002

DIGITAL INSIGHT CORPORATION

26025 Mureau Road

Calabasas, CA 91302

March 19, 2003

Dear Stockholders:

On behalf of the Board of Directors and management of Digital Insight Corporation, we cordially invite you to attend the annual meeting of stockholders to be held on Thursday, May 1, 2003, at 10:00 a.m. at our Westlake Village facilities located on 5601 N. Lindero Canyon Road, Westlake Village, California 91362.

At the annual meeting, you will be asked to:

1.	Elect one Class I Director;

2.	Ratify the appointment of PricewaterhouseCoopers LLP as our independent public accountants for the year ending December 31, 2003; and

3.	Transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

These matters are described in the accompanying Notice of Annual Meeting and Proxy Statement.

We have included a copy of our Annual Report to Stockholders with the Proxy Statement, which we encourage you to read. It includes our audited consolidated financial statements for the year ended December 31, 2002 as well as information about our business, operations and strategies.

It is important that your stock be represented at the meeting regardless of the number of shares you hold. You are encouraged to specify your voting preferences by marking and dating the enclosed proxy card. Please then sign and promptly return the proxy card in the accompanying reply envelope whether or not you plan to attend the meeting. If you are a stockholder of record and do attend and wish to vote in person, you may revoke your proxy at the meeting. If you plan to attend the meeting, please check the proxy card in the space provided. This will assist us with meeting preparations.

Thank you for your cooperation in considering and acting on the matters presented, and for your continued support of and interest in Digital Insight.

Sincerely,

John C. Dorman Chairman, President and Chief Executive Officer

DIGITAL INSIGHT CORPORATION

26025 Mureau Road

Calabasas, CA 91302

(818) 871-0000

Notice of Annual Meeting of Stockholders

TIME	10:00 a.m. on Thursday, May 1, 2003

PLACE	Our offices at 5601 N. Lindero Canyon Road, Westlake Village, California, 91362

ITEMS OF BUSINESS	1. Elect one (1) Class I Director;

2. Ratify the appointment of PricewaterhouseCoopers LLP as our independent public accountants for the year ending December 31, 2003; and

3. Transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

RECORD DATE	You are entitled to vote if you were a stockholder at the close of business on Friday, March 14, 2003.

VOTING BY PROXY

Please submit a proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. For specific instructions, please refer to the Questions and Answers Section beginning on page 1 of this Proxy Statement and the instructions on the proxy card.

We intend to mail this Proxy Statement and the accompanying proxy card on or about March 28, 2003 to all stockholders entitled to vote at the annual meeting.

By Order of the Board of Directors,

Tae J. Rhee Secretary

Calabasas, California

March 19, 2003

To assure that your shares are represented at the meeting, please complete, date and sign the enclosed proxy and mail it promptly in the postage-paid envelope provided, whether or not you plan to attend the meeting. You can revoke your proxy at any time before it is voted.

DIGITAL INSIGHT CORPORATION

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 1, 2003

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q:	WHY AM I RECEIVING THESE MATERIALS?

A:

The Board of Directors of Digital Insight Corporation, a Delaware corporation, is providing these proxy materials for you in connection with our annual meeting of stockholders, which will take place on May 1, 2003. As a stockholder, you are invited to attend the meeting and are entitled to and requested to vote on the proposals described in this Proxy Statement.

Q:	WHAT INFORMATION IS CONTAINED IN THESE MATERIALS?

A:

The information included in this Proxy Statement relates to the proposals to be voted on at the meeting, the voting process, the compensation of directors and our most highly paid executive officers, and certain other required information. Our 2002 Annual Report and our 2002 Form 10-K, including our full 2002 consolidated financial statements, are also enclosed. If any person who was a beneficial owner, as described below, of our common stock on the record date for the 2003 annual meeting desires additional copies of our Annual Report or Form 10-K, such copies will be furnished without charge upon receipt of a written request. The request should identify the person making the request as a stockholder and should be directed to:

DIGITAL INSIGHT CORPORATION

26025 Mureau Road

Calabasas, California 91302

Attn: Investor Relations

We also make available free of charge on or through our Internet website at http://www.digitalinsight.com our Annual Report and our 2002 Form 10-K as soon as reasonably practicable after we electronically file the 2002 Form 10-K with the Securities and Exchange Commission.

Q:	WHAT PROPOSALS WILL BE VOTED ON AT THE MEETING?

A:

There are two proposals scheduled to be voted on at the meeting:

1.      The election of one (1) Class I Director; and

2.      The ratification of the appointment of PricewaterhouseCoopers LLP as our independent public accountants for the year ending December 31, 2003.

Q:	WHAT IS THE VOTING RECOMMENDATION?

A:

Our Board of Directors recommends that you vote your shares “FOR” the nominee to the Board and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent public accountants for the year ending December 31, 2003.

Q:	WHAT SHARES CAN I VOTE?

A:

All shares owned by you as of the close of business on March 14, 2003, the Record Date, may be voted by you. These shares include (1) shares held directly in your name as the Stockholder of Record, including shares purchased through our Employee Stock Purchase Plan and our employee stock option plans, and (2) shares held for you as the Beneficial Owner through a stockbroker, bank, or other nominee.

Q:	WHAT IS THE DIFFERENCE BETWEEN HOLDING SHARES AS A STOCKHOLDER OF RECORD AND AS A BENEFICIAL OWNER?

A:

Most of our stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record.  If your shares are registered directly in your name with our transfer agent, EquiServe Trust Company, N.A., you are considered, with respect to those shares, the Stockholder of Record, and these proxy materials are being sent directly to you by us. As the Stockholder of Record, you have the right to grant your voting proxy directly to us or to vote in person at the meeting. We have enclosed or sent a proxy card for you to use.

Beneficial Owner.  If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the Beneficial Owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee which is considered, with respect to those shares, the Stockholder of Record. As the Beneficial Owner, you have the right to direct your broker how to vote and are also invited to attend the meeting. However, since you are not the Stockholder of Record, you may not vote these shares in person at the meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares. Your broker or nominee has enclosed or provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

Q:	HOW CAN I VOTE MY SHARES IN PERSON AT THE MEETING?

A:

Shares held directly in your name as the Stockholder of Record may be voted in person at the annual meeting. If you choose to do so, please bring the enclosed proxy card or proof of identification. If you are the Beneficial Owner of the shares, you must have a signed proxy from the Stockholder of Record.

Even if you currently plan to attend the annual meeting, we recommend that you also submit your proxy as described below so that your vote will be counted if you later decide not to attend the meeting.

Q:	HOW CAN I VOTE MY SHARES WITHOUT ATTENDING THE MEETING?

A:

Whether you hold shares directly as the Stockholder of Record or in street name as a Beneficial Owner, you may direct your vote without attending the meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker or nominee. In most instances, you will be able to do this by mail. Please refer to the summary instructions below and those included on your proxy card or, for shares held in street name, the voting instruction card included by your broker or nominee.

Q:	CAN I CHANGE MY VOTE?

A:

You may change your proxy instructions at any time prior to the vote at the annual meeting. For shares held directly in your name, you may accomplish this by granting a new proxy bearing a later date (which automatically revokes the earlier proxy) or by attending the annual meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares held beneficially by you, you may accomplish this by submitting new voting instructions to your broker or nominee.

Q:	HOW ARE VOTES COUNTED?

A:

In the election of a director, you may vote “FOR” the nominee or your vote may be “WITHHELD” with respect to the nominee. For the proposal ratifying the appointment of PricewaterhouseCoopers LLP, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you “ABSTAIN,” it has the same effect as a vote “AGAINST.” If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board (“FOR” the nominee to the Board and “FOR” the ratification of PricewaterhouseCoopers LLP as independent auditors for the year ending December 31, 2003 and in the discretion of the proxy holders on any other matters that properly come before the meeting).

Q:	WHAT IS THE VOTING REQUIREMENT TO APPROVE EACH OF THE PROPOSALS?

A:

In the election of directors, the person receiving the highest number of “FOR” votes will be elected. All other proposals require the affirmative “FOR” vote of a majority of those shares present and entitled to vote. If you are a Beneficial Owner and do not provide the Stockholder of Record with voting instructions, your shares may constitute Broker Non-Votes, as described in “WHAT IS THE QUORUM REQUIREMENT FOR THE MEETING?” below. In tabulating the voting result for any particular proposal, shares that constitute Broker Non-Votes are not considered entitled to vote on that proposal.

Q:	WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY OR VOTING INSTRUCTION CARD?

A:	It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Q:	WHERE CAN I FIND THE VOTING RESULTS OF THE MEETING?

A:	We will announce preliminary voting results at the meeting and publish final results in our quarterly report on Form 10-Q for the second quarter of 2003.

Q:	WHAT HAPPENS IF ADDITIONAL PROPOSALS ARE PRESENTED AT THE MEETING?

A:

Other than the two proposals described in this Proxy Statement, we do not expect any matters to be presented for a vote at the annual meeting. If you grant a proxy, the persons named as proxy holders, John C. Dorman, our Chairman, President and Chief Executive Officer, and Elizabeth S.C.S. Murray, our Executive Vice President and Chief Financial Officer, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any unforeseen reason our nominee is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate as may be nominated by the Board of Directors.

Q:	WHAT CLASSES OF SHARES ARE ENTITLED TO BE VOTED?

A:

Each share of our common stock outstanding as of the close of business on the Record Date is entitled to vote on all items being voted upon at the annual meeting. On the Record Date, we had 32,477,063 shares of common stock issued and outstanding.

Q:	WHAT IS THE QUORUM REQUIREMENT FOR THE MEETING?

A:

The quorum requirement for holding the meeting and transacting business is a majority of the outstanding shares present in person or represented by proxy and entitled to be voted. Both abstentions and Broker Non-votes are counted as present for the purpose of determining the presence of a quorum. Abstentions are also counted as shares present and entitled to be voted. Broker Non-votes, however, are not counted as shares present and entitled to be voted with respect to the matter on which the broker has expressly not voted. Thus, Broker Non-votes will not affect the outcome of any of the matters being voted upon at the meeting. Generally, Broker Non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the Beneficial Owner, and (2) the broker lacks discretionary voting power to vote such shares.

Q:	WHO WILL BEAR THE COST OF SOLICITING VOTES FOR THE MEETING?

A:

Digital Insight is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders.

Q:	MAY I PROPOSE ACTIONS FOR CONSIDERATION AT NEXT YEAR’S ANNUAL MEETING OF STOCKHOLDERS OR NOMINATE INDIVIDUALS TO SERVE AS DIRECTORS?

A:

You may submit proposals for consideration at future stockholder meetings. We expect to hold our 2004 annual meeting of stockholders in May 2004. In order for any proposal by a stockholder of Digital Insight to be considered for inclusion in our proxy materials for the 2004 annual meeting of stockholders, the written proposal must be received by us no later than November 22, 2003. We will determine whether or not to include any such proposals in the proxy materials in accordance with applicable law, including the Securities and Exchange Commission’s regulations.

In order for a stockholder proposal, including director nomination, to be raised from the floor during the 2004 annual meeting of stockholders, certain conditions set forth in Section 2.14 of our bylaws must be complied with, including delivery of notice to us not less than 60 days prior to the meeting as originally scheduled. However, in the event that less than 65 days notice or public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the 7th day following the date on which such notice of the date of meeting was mailed or such public disclosure was made.

You may contact the Secretary at our headquarters for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

PROPOSAL ONE

ELECTION OF DIRECTOR

Introduction

At the annual meeting, one director is to be elected for a three-year term. Our Board is divided into three classes, and each director serves for a staggered three-year term. The Board is currently comprised of one Class I Director (Henry T. DeNero), two Class II Directors (Michael R. Hallman and Greg J. Santora) and three Class III Directors (John C. Dorman, James H. McGuire and Robert L. North). At each annual meeting of stockholders, the successors to the directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. The terms of the Class I Director, Class II Directors and Class III Directors will expire upon the election and qualification of successor directors at the 2006, 2004 and 2005 annual meeting of stockholders, respectively. Betsy S. Atkins, formerly a Class I Director, resigned from the Board in March 2003 due to other commitments. As permitted by our bylaws, the Board of Directors reduced its size from seven directors to six.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominee named below. In the event that the nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board of Directors may select. The person nominated for election has agreed to serve if elected, and management has no reason to believe that the nominee will be unable to serve.

The Board of Directors recommends a vote “FOR” the named nominee.

Nominee, Incumbent Directors and Executive Officers

The following sets forth certain information regarding the nominee, the five incumbent directors whose terms will continue following the annual meeting, and the executive officers.

Nominee for Class I Director

Henry T. DeNero.    Mr. DeNero has been a director of Digital Insight since October 2002. From March 1999 to January 2001, Mr. DeNero, 57, served as Chairman and Chief Executive Officer of HomeSpace, Inc., an Internet mortgage and real estate services provider which was acquired by LendingTree, Inc. Prior to that, he served as Executive Vice President of First Data Corporation from July 1995 to December 1998. Prior to 1995, he was Vice Chairman and Chief Financial Officer of Dayton Hudson Corporation, a general merchandising retailer, and was previously a Director of McKinsey & Company, a management consulting firm. Mr. DeNero also serves as a director of Western Digital Corporation and Banta Corporation. Mr. DeNero earned a bachelor’s degree in Psychology from Amherst College and an MBA from Stanford University.

Incumbent Class II Directors (Terms expire in 2004)

Michael R. Hallman.    Mr. Hallman has been a director of Digital Insight since April 2001. Mr. Hallman, 57, founded The Hallman Group, a management consulting firm, in 1992. From February 1990 to March 1992, he was President and Chief Operating Officer of Microsoft Corporation. From 1987 to early 1990, Mr. Hallman served as Vice President of the Boeing Company and President of Boeing Computer Services. From 1967 to 1987, Mr. Hallman worked for the IBM Corporation in various sales and marketing executive positions, including his last assignment as Vice President of Field Operations. Mr. Hallman also serves as a director of Intuit Inc., InFocus Corporation, WatchGuard Technologies and Network Appliance Corporation. He received his BA and an MBA from the University of Michigan.

Greg J. Santora.    Mr. Santora has been a director of Digital Insight since October 2002. Mr. Santora, 51, served as Senior Vice President and Chief Financial Officer of Intuit Inc. from July 1997 until his retirement in

January 2003. He held other senior finance positions at Intuit, including Vice President of Finance and Corporate Services from November 1996 to July 1997, and Corporate Controller from February 1996 to November 1996. Prior to joining Intuit, Mr. Santora held various senior financial roles at Apple Computer from May 1983 to January 1996, and at Bally Manufacturing Corporation from September 1977 to May 1983. Mr. Santora also serves as a director of LookSmart, Ltd. Mr. Santora earned a BA in accounting from the University of Illinois and an MBA from San Jose State University.

Incumbent Class III Directors (Terms Expire 2005)

John C. Dorman.    Mr. Dorman has been Digital Insight’s Chief Executive Officer and a director since October 1998 and was Digital Insight’s President from October 1998 to February 2001. Mr. Dorman resumed his title as President in November 2002 following the departure of the former President and Chief Operating Officer. Mr. Dorman was appointed Chairman of the Board in June 1999. Prior to his appointment as Digital Insight’s President and Chief Executive Officer, Mr. Dorman, 52, was Senior Vice President for Oracle Worldwide Financial Services from August 1997 to October 1998. Prior to joining Oracle, Mr. Dorman was founder, Chairman, President, and Chief Executive Officer of Treasury Services Corporation, known as TSC, a provider of management information solutions to the financial services industry, from 1983 to 1997. TSC was sold to Oracle in 1997. Prior to serving at TSC, Mr. Dorman spent 11 years in the banking industry as a senior financial executive for Union Bank of California. Mr. Dorman holds a BA in business administration and philosophy from Occidental College and an MBA in finance from the University of Southern California.

James H. McGuire.    Mr. McGuire has been a director of Digital Insight since March 1997 and served as Chairman of the Board from its inception until June 1999. Mr. McGuire, 59, has served as President of NJK Holding Corporation, an investment company, since 1992. Mr. McGuire also serves as a director of Sylvan Learning Systems, a provider of educational services. Mr. McGuire holds a BA in finance from the University of Notre Dame.

Robert L. North.    Mr. North has been a director of Digital Insight since June 1997. Mr. North, 67, was Chairman of the Board of HNC Software, Inc., from January to June of 2000 and served as the Chief Executive Officer of HNC Software, Inc. from April 1987 to January 2000. Mr. North is also a director of Peerless Systems Corporation, a provider of software-based embedded imaging systems. Mr. North holds BS and MS degrees in electrical engineering from Stanford University.

Executive Officers

Elizabeth S.C.S. Murray.    Ms. Murray has served as our Executive Vice President and Chief Financial Officer since March 2002. Ms. Murray, 47, served as Executive Vice President, Chief Financial Officer and Treasurer of Korn/Ferry International from July 1998 to March 2002. Prior to that, Ms. Murray served as Executive Vice President and Chief Financial Officer of Tycom Inc. from June 1997 to December 1997, and from 1994 to June 1997 she was the Chief Financial Officer and Vice President of Hughes Communications, Inc., a subsidiary of Hughes Electronics Corporation. Ms. Murray is a Chartered Accountant with the Institute of Chartered Accountants in Scotland and holds a BA in business studies from Robert Gordon University.

Vincent R. Brennan.    Mr. Brennan has served as our Senior Vice President, Sales since February 2001 and was our Vice President, Sales from February 2000 to February 2001. Mr. Brennan, 40, served as Senior Vice President, Sales of nFront from March 1999 to February 2000. From September 1998 until March 1999, he served as Senior Vice President, Sales and Marketing of nFront. Prior to joining nFront, Mr. Brennan was employed by John H. Harland Co. from June 1986 until September 1998, serving as Senior Vice President, Sales, managing the financial markets division from December 1995 until September 1998 and as Vice President from April 1993 until December 1995. Mr. Brennan received a BA in business administration from the University of Connecticut.

Michael J. Deegan.    Mr. Deegan has served as our Senior Vice President, Internet Banking Services since October 2002. Prior to joining Digital Insight, Mr. Deegan, 49, held various roles in Electronic Data Services

Corporation since 1989, serving most recently as Senior Vice President, Product Support. Mr. Deegan earned a BA from Boston College and received additional education at the New England School of Banking.

Drew E. Hyatt.    Mr. Hyatt has served as our Senior Vice President, Products and Marketing since July 2002 and was our Senior Vice President, Internet Banking Client Services from October 2001 to July 2002. Mr. Hyatt, 41, served as President, Chief Executive Officer and director of ZMarket, an international business-to-business channel management provider, from September 2000 to July 2001. From November 1999 to July 2000, he was President and Chief Executive Officer of ECash Technologies, a digital currency company. Previously, Mr. Hyatt was President of the Financial Services Division of HNC Software, Inc. from November 1997 to November 1999. Mr. Hyatt also worked as a Senior Manager for Ernst & Young Strategic Advisory Services from 1993 to 1997. Mr. Hyatt received a BS in electrical engineering from Lehigh University and an MBA from The Wharton School of Business at the University of Pennsylvania.

Joseph M. McDoniel.    Mr. McDoniel has served as our Senior Vice President, Internet Banking Operations since November 2002. Mr. McDoniel, 62, also served as Senior Vice President, Internet Banking Operations and Services from July 2002 to November 2002; as Senior Vice President, Strategic Opportunities from October 2001 to July 2002; and previously as Senior Vice President, Operations from September 2000 to October 2001. Mr. McDoniel was President of First Source Group, Inc., a provider of strategic planning and consulting services to the financial services industry, from August 1993 to September 2000. Prior to joining Digital Insight, Mr. McDoniel, through First Source Group, provided consulting services to Digital Insight from October 1998 to September 2000.

Robert R. Surridge.    Mr. Surridge has served as our Senior Vice President, Lending Division since November 2000. Prior to joining Digital Insight, Mr. Surridge, 39, served in various capacities at The Money Store Inc., a provider of mortgages, home equity and home improvement loans, and lines of credit. Most recently, he served as The Money Store’s Vice President, Strategic Implementation and Development from October 1999 to October 2000; from June 1998 to September 1999, he served as its Vice President, Direct Lending Operations; and from September 1995 to May 1998, he served as its Vice President, Centralized Lending. Mr. Surridge holds a BS from the University of Utah.

Meetings and Compensation of Directors

During the year ended December 31, 2002, there were ten meetings of our Board of Directors. During this period, all of the directors attended or participated in more than 75% of the aggregate of (i) the total number of Board meetings and (ii) the total number of meetings held by all committees of the Board on which each such director served.

Directors are reimbursed for all reasonable expenses incurred by them in attending Board and committee meetings. Directors who are also employees of Digital Insight are not compensated separately for serving on the Board and are not paid a retainer or additional compensation for attendance at Board or committee meetings. Non-employee directors are eligible to receive options under our 2001 Non-Employee Director Stock Option Plan, also known as the Director Plan. The Director Plan provides that each eligible director, provided he or she has served as a director for at least six months, will receive each year options to purchase 15,000 shares of our common stock on the day of the annual meeting of stockholders, or options to purchase 10,000 shares if such director elects to receive a cash retainer. All of our non-employee directors have opted for the all-option election under the Director Plan. These options will vest over a 12-month period. In addition, each newly elected or appointed non-employee director will receive options under the Director Plan to purchase 50,000 shares of our common stock upon joining the Board, or 40,000 shares if such director elects to receive a cash retainer, which will vest over a three year period. The Board has the discretion to grant additional options and rights to directors under its 1997 and 1999 stock plans. Employee directors are also eligible to participate in our employee stock purchase plan.

In the year ended December 31, 2002, Mr. Hallman received an option to purchase 15,000 shares of our common stock under the Director Plan for services as a director. These options vest in equal monthly amounts over a 12-month period. In 2002, Messrs. McGuire and North each received an option to purchase 15,000 shares of our common stock under the 1999 stock plan with the same 12-month vesting term. Messrs. McGuire and North, who did not receive any option grants or other form of remuneration other than expense reimbursement in 2001, also each received an additional one-time option to purchase 15,000 shares of our common stock under the 1999 stock plan to compensate them in parity with the other non-employee directors for their services for 2001. These options were fully vested upon grant. In July 2002, Messrs. Hallman, McGuire, and North each received an additional, one-time option to purchase 10,000 shares of our common stock under the 1999 stock plan as compensation for increased demands on their time due to additional Board and committee requirements. These options were fully vested upon grant. Messrs. DeNero and Santora each received options under the Director Plan to purchase 50,000 shares of our common stock upon joining the Board. These options will vest over a three-year period.

In December 2002, we determined that our compensation package to non-employee directors, which was comprised entirely of equity-based compensation, was inadequate to fairly compensate them for their services. Consequently, we implemented a cash retainer program to supplement their current compensation. Beginning in 2003, non-employee directors will receive an annual cash retainer payable in quarterly installments to each director then in service, in addition to the arrangement provided under the Director Plan described above, which consists of a basic retainer for Board membership and additional retainers for their service on committees, plus an additional retainer for those who serve as chairpersons on standing committees, as follows:

Service/Membership	Basic Retainer	Chairperson Retainer
Board	$30,000	N/A
Audit Committee	$10,000	$10,000
Compensation Committee	$10,000	$5,000
Nominating and Corporate Governance Committee	$5,000	$5,000

Committees of the Board of Directors

There are three standing committees and one special committee of our Board of Directors: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Special Litigation Committee.

The Audit Committee consists of Messrs. McGuire (Chair), North and Santora. The Audit Committee approves our independent auditors, and has general oversight of the scope and process of annual audits and any other accounting-related services, legal and regulatory compliance and systems of internal controls. The Audit Committee held eight meetings during the year ended December 31, 2002. The Audit Committee Report is set forth on page 17 of this Proxy Statement.

The Compensation Committee consists of Messrs. Hallman (Chair), DeNero, McGuire and North. The Compensation Committee makes recommendations regarding our stock option plans and all matters concerning executive compensation. The Compensation Committee held six meetings during the year ended December 31, 2002. The Compensation Committee Report is set forth on page 12 of this Proxy Statement.

The Nominating and Corporate Governance Committee, or NCG Committee, consists of Messrs. Santora (Chair), DeNero and Hallman. The NCG Committee held two meetings during the year ended December 31, 2002. In 2002, the Board renamed “the Nominating Committee” to “the Nominating and Corporate Governance Committee” and expanded the NCG Committee’s abilities to include corporate governance responsibilities. Its current responsibilities include:

•	Considering and making recommendations regarding director nominees, including stockholder nominees;

•	Making recommendations to the Board concerning the composition and size of the Board; and

•	Exercising oversight responsibility with respect to principles of corporate governance, and from time to time, making recommendations to the Board concerning corporate governance matters.

In March 2002, FundsXpress Financial Network, Inc., or FundsXpress, initiated a lawsuit against us in the United States District Court in Austin, Texas. The lawsuit alleged, among other claims, misappropriation of trade secrets and copyright infringement, and named certain members of our senior management as defendants in their individual capacities.

In part, because of the alleged involvement of senior management, our Board of Directors formed a special litigation committee, hired independent counsel, and initiated an independent investigation of the FundsXpress claims. The Special Litigation Committee consisted of Messrs. McGuire and North, and the Winthrop & Weinstine law firm was engaged as independent counsel. Independent counsel, in addition to conducting an internal investigation, also advised the Board on related issues, which included the acceptability of the terms of the final settlement, and proper discharge of duties to the stockholders by the Board of Directors.

EXECUTIVE COMPENSATION

The following table sets forth information concerning the compensation earned during the year ended December 31, 2002 by our Chief Executive Officer and each of our other four most highly compensated executive officers who earned more than $100,000 during the year ended December 31, 2002 and continue to be employed by us, and two former executive officers who also met that threshold during 2002.

Summary Compensation Table

For Years Ended December 31, 2002, 2001 and 2000

		Annual Compensation			Long-Term Compensation Awards
Name and Principal Position (1)	Year Ended December 31,	Salary ($)	Bonus ($)		Securities Underlying Options (#)	All Other Compensation ($)
John C. Dorman (2) Chairman, President and Chief Executive Officer	2002 2001 2000	$332,780 316,667 290,625	$61,428 40,903 —	(3) (3)	109,375 75,000 112,500	$	— — —

Elizabeth S.C.S. Murray (4) Executive Vice President and Chief Financial Officer	2002 2001 2000	206,731 — —	75,000 — —		225,000 — —		— — —

Vincent R. Brennan (5) Senior Vice President, Sales	2002 2001 2000	321,384 234,560 204,714	— — 10,000		22,500 30,000 —		— — —

Joseph M. McDoniel (6) Senior Vice President, Internet Banking Operations	2002 2001 2000	225,267 216,667 62,192	41,582 132,706 —	(3) (3)	31,250 90,000 160,000		— 75,221 —

Robert R. Surridge Senior Vice President, Lending Division	2002 2001 2000	197,994 191,667 30,833	38,594 43,661 —	(3) (3)	20,000 15,000 75,000		— — —

Dale R. Walker (7) Former President and Chief Operating Officer	2002 2001 2000	307,182 267,115 —	56,703 39,050 —	(3)	— 440,000 —		70,000 — —

Melvin Takata, PhD (8) Former Senior Vice President, Chief Technology Officer	2002 2001 2000	202,394 121,282 —	37,802 50,188 —	(3)	10,000 175,000 —		— — —

(1)	This table excludes information for Michael J. Deegan, our Senior Vice President, Internet Banking Services, who joined us in October 2002. Mr. Deegan’s annualized salary is $207,000.
(2)	In May 2002, Mr. Dorman received an option to purchase 100,000 shares of our common stock which is designed to vest in partial installments upon his achievement of certain annual performance targets over a four year period and as more fully described in the Compensation Committee Report set forth below. In November 2000, Mr. Dorman surrendered options to purchase 75,000 shares granted to him earlier in the same year.
(3)	Includes bonuses earned in the prior year and paid in the year noted.
(4)	Ms. Murray joined us in March 2002. She received a signing bonus of $75,000. Her annualized salary for 2002 was $250,000.
(5)	Mr. Brennan’s salary information includes sales commissions.
(6)	Mr. McDoniel’s bonus for 2001 includes a guaranteed bonus of $105,000 payable to him pursuant to the terms of his employment agreement. Other compensation reflects a moving relocation allowance and other compensation received by Mr. McDoniel in 2001.
(7)	Mr. Walker resigned as our President and Chief Operating Officer in November 2002 but continued his employment in a transitional capacity through December 31, 2002. Mr. Walker surrendered options to purchase 40,000 shares upon his exit from the company. In 2002, we forgave $70,000 from a relocation loan made to Mr. Walker in connection with his 2001 employment agreement, which is reflected in “All Other Compensation.” We have entered into an agreement with Mr. Walker, the terms of which are described below under the heading “Other Agreements.”
(8)	Dr. Takata resigned as our Senior Vice President, Chief Technology Officer in November 2002. We have entered into an agreement with Dr. Takata, the terms of which are described below under the heading “Other Agreements.”

Option Grants in 2002

The table below sets forth stock option and stock purchase rights granted to each of the executive officers named in the Summary Compensation Table during the year ended December 31, 2002. A total of 600,407 options were granted in 2002 under our 1997 Stock Plan. A total of 1,236,625 options were granted in 2002 under our 1999 Stock Plan. No stock purchase or stock appreciation rights were granted in 2002.

Options and stock purchase rights were granted at an exercise price equal to the fair market value of our common stock, as determined by the Board of Directors, on the date of grant. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not reflect our projections or estimates of future stock price growth.

	Individual Grants
Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in 2002	Exercise or Base Price Per Share	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term
					5%	10%
John C. Dorman	9,375 100,000	0.54 5.76%	$14.15 14.15	5/28/2007 5/28/2012	$36,650 889,886	$80,988 2,255,146
Elizabeth S.C.S. Murray	225,000	12.95	24.09	3/4/2012	3,408,766	8,638,483
Vincent R. Brennan	7,500 15,000	0.43 0.86	14.15 14.15	5/28/2007 5/28/2012	29,320 133,483	64,790 338,272
Joseph M. McDoniel	1,250 30,000	0.07 1.73	14.15 14.15	5/28/2007 5/28/2012	4,887 266,966	10,798 676,544
Robert R. Surridge	20,000	1.15	14.15	5/28/2012	177,977	451,029
Dale R. Walker (1)	—	—	—	—	—	—
Melvin Takata	10,000	0.58	14.15	5/28/2012	14,504	29,715

(1)	Mr. Walker was granted 40,000 shares in 2002 which were surrendered upon his exit from the company.

Aggregated Option Exercises in 2002 and Year-End Option Values

The following table sets forth, for each of the executive officers named in the Summary Compensation Table, certain information concerning the number and value of shares acquired upon exercise of stock options and stock purchase rights in 2002. Also reported are values for “in-the-money” options that represent the positive spread between the respective exercise prices of outstanding stock options and the closing price of our common stock on December 31, 2002.

	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at 2002 Year End (#)		Value of Unexercised In-the-Money Options at 2002 Year End ($)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
John C. Dorman	83,332	$1,877,470	296,357	67,189	$1,885,034	$—
Elizabeth S.C.S. Murray	—	—	—	225,000	—	—
Vincent R. Brennan	16,341	174,293	53,838	50,003	109,093	—
Joseph M. McDoniel	—	—	139,850	147,400	—	—
Robert R. Surridge	26,247	165,059	21,668	62,085	—	—
Dale R. Walker	12,121	117,400	327,879	—	—	—
Melvin Takata	—	—	71,768	42,395	21,875	12,031

Change In Control Arrangements

Ms. Murray and Messrs. Dorman, McDoniel and Surridge have option agreements with accelerated vesting provisions which provide that 50% of the then-unvested portion of the options will accelerate and immediately vest upon a change in control of Digital Insight.

Other Agreements

Dale R. Walker, our former President and Chief Operating Officer, and Digital Insight are parties to an agreement dated November 25, 2002, which has the following terms:

•	Mr. Walker continued as an employee of Digital Insight through December 31, 2002.
•	Mr. Walker received a lump sum payment of $22,885.04 representing premium contribution for health and welfare benefits, and a lump sum payment in the amount of $374,000.
•	Mr. Walker repaid the entire balance of $140,000 due under a promissory note with us.
•	Mr. Walker surrendered an option granted in 2002 to purchase 40,000 shares of common stock.
•	100,000 of the shares underlying the options granted to Mr. Walker in 2001 reverted to the company; 138,335 unvested shares were accelerated on December 31, 2002 and became immediately exercisable and will remain exercisable through February 15, 2005.

Melvin Takata, our former Senior Vice President and Chief Technology Officer, and Digital Insight are parties to an agreement dated November 25, 2002, which has the following terms:

•	Dr. Takata will receive semi-monthly payments of $8,500 through November 30, 2003.
•	Dr. Takata will continue to receive health and welfare benefits through November 30, 2003.
•	In the event that Dr. Takata accepts full-time employment before November 30, 2003, in lieu of the remaining semi-monthly payments through such date, Dr. Takata will receive an accelerated lump-sum payment representing the salary for the remaining period, as well as a lump sum payment representing an amount equal to our grossed-up portion of premium contribution for health and welfare benefits during such period.
•	All stock options granted to Dr. Takata will continue to vest until November 30, 2003 or such earlier date as Dr. Takata may accept full-time employment. Unvested options will be forfeited at such time.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION†

Digital Insight’s executive compensation program is administered by the Compensation Committee, which is comprised of four non-employee directors: Messrs. Hallman (Chair), DeNero, McGuire and North. The Compensation Committee has submitted the following report on executive compensation for the year ended December 31, 2002.

Executive Compensation Program

There are three basic components to our executive compensation program: base pay, annual incentive bonus, and long-term, equity-based incentive compensation in the form of stock options. In addition, employees are eligible to participate in our 401(k) plan and certain insurance plans. All employees are also eligible to participate in our Employee Stock Purchase Plan.

Executive Compensation Philosophy

Our executive compensation program is designed to attract, motivate and retain a highly skilled, professional and dedicated work force. The total program offering is intended to provide incentives and rewards to executives, based on the superior performance of certain business units and the company as a whole. Our objective is for the base salary, annual incentive compensation and long-term incentive compensation

† The Compensation Committee Report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filings of Digital Insight pursuant to the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Digital Insight specifically incorporates the Compensation Committee Report by reference therein. The report shall not be deemed soliciting material or otherwise deemed filed under either such Act.

components, taken as a whole, to approximate the median levels for an industry comparison group consisting primarily of other providers of Internet banking with whom we compete for executive talent. While we regularly conduct surveys, we typically adjust compensation either when we see a significant deviation from the industry comparison group or as a result of exceptional individual performance. Also, from year to year, relative compensation levels may change due largely to variances in individual and company performance.

Base Pay

The company sets base pay at levels that are competitive with equivalent positions at comparable companies. An executive’s actual salary within this competitive framework is determined on an annual basis and corresponds to the individual’s performance, responsibilities, experience, leadership, and potential future contributions.

Bonus Compensation

In the past, we have offered cash bonuses to prospective executive officer candidates to encourage them to join the company. Additionally, bonuses may be earned by executives based upon the company’s achievement of revenue and earnings per share targets, as well as various other measurable financial and non-financial targets tailored to each executive’s roles and responsibilities.

Long-Term, Equity-Based Incentive Compensation

The long-term incentive component of our executive compensation plan is intended to align the executive’s, the company’s and the stockholders’ interests, and consists of options to purchase shares of our common stock, as well as limited grants of options with performance-based vesting to our most senior executive officers. To encourage sustained performance, the options vest over time, generally over a four year period. Stock options are awarded with an exercise price equal to the fair market value of the common stock on the date of grant. Accordingly, an executive is rewarded only if our stockholders receive the benefit of appreciation in the price of the common stock. Because long-term options vest over time, we periodically grant new options to provide continuing incentives for future performance. The size of periodic option grants is a function of the breadth of an executive’s scope of accountability, recent performance, and other factors, as determined by the Compensation Committee. These factors include the Compensation Committee’s assessment of each executive officer’s anticipated contributions to the company’s success and the adequacy of previously granted options in providing incentives for performance and retention of the executive. During year 2002, the company’s executive officers were granted supplemental stock options, with delayed vesting over four years.

Additionally, during 2002, Mr. Dorman, our Chairman, President and Chief Executive Officer, and Mr. Walker, our former President and Chief Operating Officer, were each granted options with performance-based vesting schedules, as identified in the Summary Compensation Table. Mr. Walker surrendered all such options granted upon his exit from the company. The goal of the performance-based option plan is to reward these executive officers with annual option vesting upon their achievement of certain specified targets, which consist of such factors as revenues and earnings per share, as well as other measurable targets. To effectuate this goal, we structured the options to contain a performance-based vesting acceleration over a four-year period and a fixed vesting term whereby all unvested shares would vest four and one half years after the grant.

Annual Reviews

The Compensation Committee reviews its executive compensation plan policies and programs annually and determines what changes, if any, are appropriate for the following year. In addition, the Compensation Committee reviews the performance of the Chief Executive Officer and, with his assistance, the individual performance of the other executive officers. The Compensation Committee then makes recommendations to the Board of Directors for consideration and final approval of all material compensation matters.

Compensation of the Chief Executive Officer

The Compensation Committee annually reviews the performance and compensation of the Chief Executive Officer based on the assessment of his past performance and its expectation of his future contributions to the company’s performance. Mr. Dorman has served as our Chief Executive Officer since October 1998. The Compensation Committee used the policies and practices described above to determine Mr. Dorman’s compensation in 2002, which included a base salary of $338,000. Mr. Dorman was eligible to receive a bonus based on the company’s achievement of certain specified targets under the management incentive bonus plan for 2002. Given factors including the continued downturn in the capital markets and the subsequent impact on the company’s ability to achieve such targets, Mr. Dorman did not receive any bonus or payout under the management incentive bonus plan in 2002. The Compensation Committee believes that Mr. Dorman’s total compensation for 2002 was at or below the average total cash compensation paid to chief executive officers by comparable companies. Mr. Dorman’s current base salary for 2003 is $338,000. Mr. Dorman received an option to purchase 9,375 shares of our common stock in 2002 which vests over a two-year term, and an option to purchase 100,000 shares pursuant to the performance-based option described above and identified in the Summary Compensation Table. Mr. Dorman may be eligible to receive a raise in base salary and additional equity compensation during 2003, depending upon the Compensation Committee’s assessment of his performance and the company’s achievement of specified objectives.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction for compensation in excess of $1 million paid to the executives named in our Summary Compensation Table. Certain compensation is exempt from the deduction limit to the extent it does not exceed $1 million during any reporting year or is “performance based” as defined by Section 162(m). Section 162(m) should not affect the deductibility of compensation paid to our executive officers for the foreseeable future. The majority of the options available for grant under the 1997 and 1999 Stock Plans will comply with Section 162(m), so that compensation resulting from these stock options will not be counted toward the $1 million limit on deductible compensation under Section 162(m). The Compensation Committee has not formulated any policy with respect to qualifying other types of compensation for deductibility under Section 162(m).

Submitted by the Compensation Committee

Michael R. Hallman, Chair

Henry T. DeNero

James H. McGuire

Robert L. North

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Messrs. Hallman (Chair), DeNero, McGuire and North, none of whom is an employee of Digital Insight. None of our executive officers serves as a director or member of the Compensation Committee or other Board committee performing equivalent functions of another entity that has one or more executive officers serving on the Board of Directors or Compensation Committee of Digital Insight.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act 1934 requires our directors and executive officers and persons who own beneficially more than 10% of our common stock to file reports of ownership and changes in ownership of such stock with the Securities and Exchange Commission. To our knowledge, based solely on review of copies of such reports furnished to us and written representations that no other reports were required, during the year ended December 31, 2002, all Section 16(a) filing requirements applicable to the directors, executive officers and greater than 10% beneficial owners were complied with by such persons.

STOCK PERFORMANCE GRAPH*

The following line-graph provides a comparison of the cumulative total stockholder return on our common stock for the period from October 1, 1999, the date of our initial public offering, through December 31, 2002, against the cumulative stockholder return during such period achieved by the Nasdaq Stock Market (U.S. Companies) and the Interactive Week Internet Index (IIX). All amounts have been calculated as if all dividends were reinvested.

* Assumes $100 invested in our initial public offering on October 1, 1999 in Digital Insight common stock, the Nasdaq Stock Market (U.S. Companies) Index, and the Interactive Week Internet Index (IIX), and assumes reinvestment of dividends. The total stockholder returns shown are not necessarily indicative of future returns. The Stock Performance Graph shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Securities and Exchange Act of 1934, except to the extent that the company specifically requests that such information be treated as soliciting material or specifically incorporates them by reference into a filing under the Securities Act of 1933 or the Securities Exchange Act of 1934.

CERTAIN TRANSACTIONS

ViFi Acquisition and Other Transactions with David B. Becker

In January 2002, we acquired Virtual Financial Services, Inc., or ViFi, a privately-owned company based in Indianapolis, Indiana that provided Internet banking products and services. As a result of the acquisition, all the outstanding shares of ViFi were converted into an aggregate of $3,750,000 in cash, $3,750,000 in promissory notes, and 1,901,907 shares of our common stock. In addition, we assumed employee options to acquire ViFi stock that, as a result of the transaction, converted into options to purchase an aggregate of 111,978 shares of our common stock. The sole shareholders of ViFi were David B. Becker and The David B. Becker 2000 Grantor Retained Annuity Trust u/a/d October 27, 2000. As a result of the transaction and the shares of our common stock received as consideration for the purchase of ViFi, Mr. Becker became an owner, directly and indirectly, of more than 5% of our common stock.

In connection with the transaction, each of the former shareholders of ViFi entered into a Stockholders Agreement pursuant to which, among other things, we granted the former ViFi shareholders certain “piggyback” and demand registration rights with respect to our common stock acquired in the transaction.

Also in connection with the transaction, we entered into a marketing and service agreement whereby Re:Member Data Services Inc., or RDS, will (i) allow our systems to directly connect with its data processing system for financial institutions and (ii) market our products and services to its customer base. RDS is an entity controlled by Mr. Becker. We have agreed to pay a percentage of certain fees received from those customers referred to us by RDS.

In separate transactions following the acquisition, we have entered into the following arrangements with Mr. Becker or entities controlled by Mr. Becker:

•	We sold to RDS all of the remaining furniture, fixtures and equipment located in the Indianapolis facility following our closure of that site.

•	We entered into an agreement granting RDS a license to use certain technology related to our online document management service acquired by us in the ViFi acquisition, as well as a marketing and services agreement by which RDS would provide technical services related to our online document management offering. We received a one-time net license fee of $810,711 from RDS, and we paid RDS $183,133 in 2002 for technical services.

•	We entered into service arrangements with Mr. Becker and entities controlled by Mr. Becker to lease on a short-term, temporary basis, certain equipment, systems hardware and technical personnel out of their data center and backup facility in Indianapolis to allow us to provide uninterrupted Internet banking, electronic bill payment and cash management services during the customer migration process. We paid $30,116 in 2002 in connection with this arrangement.

Management Consultant

We engaged Mr. DeNero, a director, to provide management consulting services related to marketing and strategic planning. In connection with the engagement, we paid him $52,500 in 2002 and $52,500 in 2003, as well as reimbursement of direct expenses.

Other Transactions

We have entered into an indemnification agreement with each of our executive officers and directors.

PROPOSAL TWO

RATIFICATION OF INDEPENDENT ACCOUNTANTS

In January 2003, the Board of Directors appointed the accounting firm of PricewaterhouseCoopers LLP to serve as its independent accountants. The appointment of this firm was recommended to the Board by its Audit Committee. A proposal to ratify that appointment will be presented at the annual meeting. Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

Neither our certificate of incorporation nor bylaws requires that the stockholders ratify the selection of PricewaterhouseCoopers LLP as our independent accountants. We are doing so because we believe it is a matter of good corporate practice. If our stockholders do not ratify the selection, the Board and the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP, but may, nonetheless, retain such independent accountants. Even if the selection is ratified, the Board and the Audit Committee in their discretion may change the appointment at any time during the year if they determine that such change would be in the best interests of Digital Insight and our stockholders.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent accountants for the year ending December 31, 2003.

AUDIT COMMITTEE REPORT††

During 2002, the Audit Committee of the Board of Directors operated under a written charter adopted by the Board of Directors on May 12, 2000, and served as the representative of the Board for general oversight of our financial accounting and reporting process, system of internal control, audit process, and process for monitoring compliance with laws and regulations. Our management has primary responsibility for preparing our financial statements and our financial reporting process. Our independent accountants, PricewaterhouseCoopers LLP, are responsible for expressing an opinion on the conformity of our audited financial statements to accounting principles generally accepted in the United States. At the end of the year 2002, the Audit Committee was comprised of three non-employee directors.

In this context, the Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed with management the audited financial statements of Digital Insight as of December 31, 2001 and 2002 and for each of the three years in the period ended December 31, 2002.

2.	The Audit Committee has discussed with the independent accountants the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU 380).

3.	The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and had a discussion with the independent accountants about their independence.

4.	Based on the review and discussions referred to in paragraphs (1) through (3) above, and relying thereon, the Audit Committee recommended to the Board of Directors of Digital Insight, and the Board has approved, that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2002, and be filed with the Securities and Exchange Commission.

†† The Audit Committee Report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filings of Digital Insight pursuant to the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Digital Insight specifically incorporates the Audit Committee Report by reference therein. The report shall not be deemed soliciting material or otherwise deemed filed under either such Act.

Each of the members of the Audit Committee satisfies the definition of independent director as established under the applicable rules of the National Association of Securities Dealers’ listing standards.

Submitted by the Audit Committee

James H. McGuire, Chair

Robert L. North

Greg J. Santora

Independent Auditors Fees Report

Audit Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of our annual financial statements for the year ended December 31, 2002 and the reviews of our financial statements included in our Forms 10-Q for the year 2002 were $181,500.

Financial Information Systems Design and Implementation Fees

No fees were billed by PricewaterhouseCoopers LLP in 2002 for any professional services related to financial information systems design or implementation.

All Other Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for services rendered to the company, other than for services described above, for the year ended December 31, 2002 were $279,776, approximately $194,000 of which was for work related to our proposed public offering of our shares that was subsequently withdrawn and other related services. The balance of the fees was for work related to an audit of our 401(k) plan, tax compliance, planning and consultation services, and reviews of registration statements on Form S-8 relating to employee option plans. The Audit Committee has considered whether the provision of these services is compatible with maintaining the independence of PricewaterhouseCoopers LLP.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The common stock is our only outstanding class of voting securities. The following table sets forth the amount and percent of shares of common stock which, as of March 14, 2003, are deemed under the rules of the Securities and Exchange Commission to be “beneficially owned” by each member of our Board of Directors, by each nominee to become a member of the Board of Directors, by each of our executive officers named in the Summary Compensation Table, by all directors, nominees and executive officers as a group, and by any person or “group” (as that term is used in the Securities Exchange Act of 1934, as amended) known to us as of that date to be a “beneficial owner” of more than 5% of the outstanding shares of our common stock.

Name of Beneficial Owner	Number of Shares Beneficially Owned	% Owned
5% Stockholders:
Waddell & Reed (1)	3,448,575	10.6%
Nasser J. Kazeminy and affiliated entities (2)	2,712,905	8.4%
Capital Group International, Inc. (3)	2,361,940	7.3%
Brown Investment (4)	2,348,049	7.2%
Mazama Capital Management, Inc. (5)	2,155,061	6.6%
Munder Capital Management (6)	1,778,324	5.5%
David B. Becker (7)	1,735,407	5.3%

Directors and Named Executive Officers (8)
John C. Dorman (9)	762,623	2.3%
Vincent R. Brennan (10)	82,260	*
Henry T. DeNero	—	*
Michael R. Hallman (11)	60,833	*
Joseph M. McDoniel (12)	176,196	*
James H. McGuire (13)	119,349	*
Elizabeth S.C.S. Murray (14)	66,324	*
Robert L. North (15)	89,249	*
Greg J. Santora	—	*
Robert R. Surridge (16)	33,340	*
Melvin Takata (17)	91,402	*
Dale R. Walker (18)	369,111	1.1%

All directors and officers as a group (12 persons)	1,445,422	4.5%

*	Less than 1%

(1)	The address of record for Waddell & Reed is 6300 Lamar Avenue, Overland Park, Kansas 66202. As disclosed on a Schedule 13G/A filed with the SEC on February 14, 2003, the shares are beneficially owned by one or more open-ended investment companies or other managed accounts which are advised or sub-advised by Waddell & Reed Investment Management Company, an investment advisory subsidiary of Waddell & Reed, Inc., which in turn is a broker-dealer and underwriting subsidiary of Waddell & Reed Financial Services, Inc., a parent holding company. Waddell & Reed Financial Services, Inc. is a subsidiary of Waddell & Reed Financial, Inc. By contract, Waddell & Reed Investment Management Company holds investment power over the shares owned by its clients and, in most cases, voting power. Therefore, Waddell & Reed Investment Management Company may be deemed the beneficial owner of 3,448,575 shares of our common stock. These companies are of the view that they are not acting as a “group” for purposes of the Securities Exchange Act of 1934. Indirect beneficial ownership is attributed to the respective parent companies solely because of the parent companies’ control relationship to Waddell & Reed Investment Management Company.

(2)

The address of record for Nasser J. Kazeminy is 760 Island Drive, Palm Beach, Florida 33480. The address of record for Exponential Partners II Limited Partnership is 400 South Fourth Street, Suite 1700, Las Vegas, Nevada 89101. This information was obtained from a Schedule 13G/A filed with the SEC on February 14, 2002, combined with additional information from the transfer agent for our common stock and from an authorized agent of the stockholder.

Nasser J. Kazeminy is the sole limited partner of Exponential Partners II Limited Partnership and the sole member of NJK Investments, LLC, which is the sole general partner of Exponential Partners II Limited Partnership. As disclosed on the Schedule 13G/A, Exponential Partners II Limited Partnership beneficially owns 1,768,413 shares of our common stock. In addition, Mr. Kazeminy, Nader C. Kazeminy and James A. Vose are trustees of the Nasser J. Kazeminy Irrevocable Trust and share voting authority over 472,146 shares of our common stock held by that Trust. Mr. Kazeminy, Nader C. Kazeminy and James A. Vose are trustees of the Yvonne P. Kazeminy-Mofrad Irrevocable Trust and share voting authority over the 472,346 shares held in that Trust. Mr. Kazeminy disclaims beneficial ownership of the shares held by these Trusts.

(3)	The address of record for Capital Group, Inc. is 11100 Santa Monica Boulevard, Los Angeles, California 90025. As disclosed on a Schedule 13G filed on February 11, 2003, Capital Group International is the parent holding company of a group of investment management companies, including banks and investment advisers. These investment management companies provide investment advisory and management services for their respective clients which include registered investment companies and institutional accounts. Capital Group International does not have investment power or voting power over any of the 2,361,940 shares of our common stock held by its clients, but may be deemed to “beneficially own” such shares for purposes of the Securities Exchange Act of 1934 as a result of its serving as the investment manager of various institutional accounts.

(4)	The address of record for Brown Investment Advisory & Trust Company and its wholly owned subsidiary, Brown Investment Advisory Incorporated is 901 South Bond Street, Suite 400, Baltimore, Maryland 21231. A Schedule 13G was filed on February 18, 2003.

(5)	The address of record for Mazama Capital Management, Inc., formerly, Mazama Capital Management LLC, is One S.W. Columbia, Suite 1500, Portland, Oregon 97258. A Schedule 13G was filed on February 14, 2003.

(6)	The address of record for Munder Capital Management is Munder Capital Center, 480 Pierce Street, Birmingham, Michigan 48009. As disclosed on a Schedule 13G filed on February 13, 2003, Munder Capital Management is the beneficial owner of such stock on behalf of numerous clients who have the right to receive and the power to direct the receipt of dividends from, or the proceeds of the sale of, such common stock. No such client has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, more than 5% of the common stock.

(7)	The address of record for David B. Becker is 7820 Innovation Boulevard, Indianapolis, Indiana 46278. As disclosed on a Schedule 13G/A filed on February 11, 2003, Mr. Becker owns 1,259,928 shares directly and 475,469 shares as trustee of the David B. Becker 2000 Grantor Retained Annuity Trust u/a/d 10-27-2000.

(8)	Unless otherwise indicated, the address of each director and officer is c/o Digital Insight Corporation, 26025 Mureau Road, Calabasas, California 91302.

(9)	Number of shares includes 307,294 shares of common stock issuable upon exercise of options exercisable within 60 days of March 14, 2003.

(10)	Number of shares includes 45,204 shares of common stock issuable upon exercise of options exercisable within 60 days of March 14, 2003.

(11)	Number of shares includes 58,333 shares of common stock issuable upon exercise of options exercisable within 60 days of March 14, 2003.

(12)	Number of shares includes 167,871 shares of common stock issuable upon exercise of options exercisable within 60 days of March 14, 2003.

(13)	Number of shares includes 40,000 shares of common stock issuable upon exercise of options exercisable within 60 days of March 14, 2003.

(14)	Number of shares includes 65,624 shares of common stock issuable upon exercise of options exercisable within 60 days of March 14, 2003.

(15)	Number of shares includes 84,249 shares of common stock issuable upon exercise of options exercisable within 60 days of March 14, 2003.

(16)	Number of shares includes 32,709 shares of common stock issuable upon exercise of options exercisable within 60 days of March 14, 2003.

(17)	Number of shares includes 89,789 shares of common stock issuable upon exercise of options exercisable within 60 days of March 14, 2003.

(18)	Number of shares includes 327,879 shares of common stock issuable upon exercise of options exercisable within 60 days of March 14, 2003.

[Front of Proxy Card]

Digital Insight Corporation

26025 Mureau Road

Calabasas, California 91302

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints John C. Dorman and Elizabeth S.C.S. Murray, and each of them, with full power of substitution, as proxy, to represent and vote all the shares of common stock of Digital Insight Corporation held of record by the undersigned on March 14, 2003, at the annual meeting of stockholders to be held on May 1, 2003 or any adjournment thereof, as designated on the reverse side hereof and in their discretion as to other matters.

Please sign exactly as name appears on the reverse side. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

(Please date and sign on reverse)

(Continued on reverse side)

[Back of Proxy Card]

The shares represented by this proxy will be voted as directed by the stockholder. If no direction is given when the duly executed proxy is returned, such shares will be voted “FOR” the Proposal.

The Board of Directors recommends a vote “FOR” the named nominee and a vote “FOR” Proposal 2.

I PLAN TO ATTEND MEETING  ☐

Proposal 1- Election of the following Nominee as Director:

NOMINEE:

Henry T. DeNero

FOR the Nominee listed at right (except as marked to the contrary)	WITHHELD for the Nominee listed at right
☐	☐

Proposal 2- Approval of the appointment of PricewaterhouseCoopers LLP as independent auditors of Digital Insight Corporation for the year ending December 31, 2003

For	Against	Abstain
☐	☐	☐

PLEASE MARK YOUR CHOICE LIKE THIS X IN BLUE OR BLACK INK.

Date

Signature

Signature if held jointly

Please mark, date and sign as your name appears above and return in the enclosed envelope.